Exhibit 99.1

Novavax and Catalent Announce Closing of Strategic Partnership

GAITHERSBURG, MD, July 31, 2019 (GLOBE NEWSWIRE) – Novavax, Inc. (NASDAQ: NVAX), a late-stage biotechnology company developing next-generation vaccines for serious infectious diseases, and Catalent Biologics’ Paragon Gene Therapy unit, the leading viral vector development and manufacturing partner for gene therapies, today announced the closing of their previously announced arrangement.

Paragon has now purchased Novavax manufacturing equipment and related assets for approximately $18 million, assumed the property leases to two Novavax product development and manufacturing facilities and hired over 100 of Novavax’ highly qualified manufacturing and quality employees. Concurrently, Novavax entered into a services arrangement with Paragon under which Paragon will provide ongoing process and analytical development and has the opportunity to manufacture GMP materials for Novavax’ clinical trial supplies for NanoFlu™ and ResVax™, among other new projects.

The deal provides Paragon with the resources to accelerate the growth of its gene therapy development and contract manufacturing businesses. For Novavax, the deal significantly reduces its operating costs while preserving its proprietary manufacturing capabilities at Paragon. Projected cost savings from the personnel and lease transfers and the cash infusion from the asset purchases will allow Novavax to conduct a pivotal Phase 3 clinical trial for NanoFlu that is scheduled to initiate in the third quarter of 2019.

About Novavax

Novavax, Inc. (Nasdaq:NVAX), is a late-stage biotechnology company that drives improved health globally through the discovery, development, and commercialization of innovative vaccines to prevent serious infectious diseases. ResVax™, its RSV vaccine for infants via maternal immunization, is the only vaccine in a Phase 3 clinical program and is designed to prevent severe lower respiratory tract infection which is the second leading cause of death in children under one year of age worldwide. Novavax is also advancing NanoFlu™, its quadrivalent influenza nanoparticle vaccine, to address key factors that can lead to the poor effectiveness of currently approved flu vaccines. Novavax is a leading innovator of recombinant vaccines; its proprietary recombinant technology platform combines the power and speed of genetic engineering to efficiently produce a new class of highly immunogenic nanoparticles addressing urgent global health needs.

For more information, visit www.novavax.com and connect with Novavax on Twitter and LinkedIn.

About Catalent Biologics

Catalent Biologics has well over 20 years’ experience in development, manufacturing, and analytical services for new biological entities, biosimilars, gene therapies and antibody-drug conjugates. Catalent has worked with over 600 mAbs and over 80 proteins, and more than 115 clinical trials and 11 marketed products have used GPEx® cell-line engineering technology. A further 20 commercially approved products have employed Catalent Biologics’ capabilities, which extend through aseptic fill/finish. Using advanced protein improvement technology and tailored solutions from DNA through clinical and commercial supply, Catalent Biologics brings better biologic treatments to patients, faster. For more information, visit biologics.catalent.com.

Paragon Gene Therapy, a unit of Catalent Biologics, is an industry leader focusing on transformative technologies, including gene therapies (AAV), next-generation vaccines, and oncology immunotherapies. Paragon Gene Therapy has four facilities in Maryland dedicated to process development through commercial manufacturing of most scalable AAV platforms across multiple serotypes. Since 2016, Paragon Gene Therapy has completed over 100 clinical GMP AAV batches across 40 programs.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2018, and Quarterly Report on Form 10-Q for the period ended March 31, 2019, as filed with the Securities and Exchange Commission (SEC). Novavax cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. Investors are encouraged to read Novavax’ filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and Novavax undertakes no obligation to update or revise any of the statements. Novavax’ business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Novavax Contacts:

Investors

Novavax, Inc.

Erika Trahan

Senior Manager, Investor & Public Relations

ir@novavax.com

240-268-2022

Westwicke Partners

John Woolford

john.woolford@westwicke.com

443-213-0506

Media

Amy Speak

amy@speaklifescience.com

617-420-2461

Catalent Contact:

Chris Halling

+44 (0)7580 041073

chris.halling@catalent.com